Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re:	Chapter 11 Case No.

Lehman Brothers Holdings Inc., et al.,	08-13555 (JMP)
Jointly Administered
Debtors.

MONTHLY OPERATING REPORT

DECEMBER 2010 - SUPPLEMENTAL

BALANCE SHEETS AS OF DECEMBER 31, 2010 WITH

ACCOMPANYING SCHEDULES

DEBTORS’ ADDRESS:	LEHMAN BROTHERS HOLDINGS INC.
c/o WILLIAM J. FOX
1271 AVENUE OF THE AMERICAS
35th FLOOR
NEW YORK, NY 10020

DEBTORS’ ATTORNEYS:	WEIL, GOTSHAL & MANGES LLP
c/o HARVEY R. MILLER
767 FIFTH AVENUE
NEW YORK, NY 10153

REPORT PREPARER:	LEHMAN BROTHERS HOLDINGS INC., A DEBTOR IN POSSESSION

THIS OPERATING STATEMENT MUST BE SIGNED BY A REPRESENTATIVE OF THE DEBTOR

The undersigned, having reviewed the attached report and being familiar with the Debtors’ financial affairs, verifies under penalty of perjury, that the information contained therein is complete, accurate and truthful to the best of my knowledge.

Lehman Brothers Holdings Inc.

Date: April 27, 2011	By:	/s/ William J. Fox
William J. Fox
Executive Vice President

Indicate if this is an amended statement by checking here:    AMENDED STATEMENT ☐

TABLE OF CONTENTS

Schedule of Debtors	3

Lehman Brothers Holdings Inc. and Other Debtors and Debtor-Controlled Entities
Notes to the Balance Sheets	4
Balance Sheets	16

Accompanying Schedules:
Financial Instruments Summary and Activity	18
Real Estate Owned and Unencumbered — By Product Type	19
Commercial Real Estate Owned and Unencumbered — By Property Type and Region	20
Private Equity / Principal Investments Owned and Unencumbered by Legal Entity and Product Type	21
Derivatives Assets and Liabilities	22
Unfunded Lending and Private Equity / Principal Investments Commitments	23

SCHEDULE OF DEBTORS

The following entities have filed for bankruptcy in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”):

	Case No.	Date Filed
Lead Debtor:
Lehman Brothers Holdings Inc. (“LBHI”)	08-13555	9/15/2008

Related Debtors:
LB 745 LLC	08-13600	9/16/2008
PAMI Statler Arms LLC(1)	08-13664	9/23/2008
Lehman Brothers Commodity Services Inc. (“LBCS”)	08-13885	10/3/2008
Lehman Brothers Special Financing Inc. (“LBSF”)	08-13888	10/3/2008
Lehman Brothers OTC Derivatives Inc. (“LOTC”)	08-13893	10/3/2008
Lehman Brothers Derivative Products Inc. (“LBDP”)	08-13899	10/5/2008
Lehman Commercial Paper Inc. (“LCPI”)	08-13900	10/5/2008
Lehman Brothers Commercial Corporation (“LBCC”)	08-13901	10/5/2008
Lehman Brothers Financial Products Inc. (“LBFP”)	08-13902	10/5/2008
Lehman Scottish Finance L.P.	08-13904	10/5/2008
CES Aviation LLC	08-13905	10/5/2008
CES Aviation V LLC	08-13906	10/5/2008
CES Aviation IX LLC	08-13907	10/5/2008
East Dover Limited	08-13908	10/5/2008
Luxembourg Residential Properties Loan Finance S.a.r.l	09-10108	1/7/2009
BNC Mortgage LLC	09-10137	1/9/2009
LB Rose Ranch LLC	09-10560	2/9/2009
Structured Asset Securities Corporation	09-10558	2/9/2009
LB 2080 Kalakaua Owners LLC	09-12516	4/23/2009
Merit LLC (“Merit”)	09-17331	12/14/2009
LB Somerset LLC (“LBS”)	09-17503	12/22/2009
LB Preferred Somerset LLC (“LBPS”)	09-17505	12/22/2009

(1)	On May 26, 2009, a motion was filed on behalf of LBHI seeking entry of an order pursuant to Section 1112(b) of the Bankruptcy Code to dismiss the Chapter 11 Case of PAMI Statler Arms LLC, with a hearing to be held on June 24, 2009. On June 19, 2009, the motion was adjourned without a date for a continuation hearing.

The Chapter 11 cases of Fundo de Investimento Multimercado Credito Privado Navigator Investimento No Exterior (Case No: 08-13903) and Lehman Brothers Finance SA (Case No: 08-13887) have been dismissed.

LEHMAN BROTHERS HOLDINGS INC. AND OTHER DEBTORS

AND DEBTOR-CONTROLLED ENTITIES

MONTHLY OPERATING REPORT (“MOR”)

NOTES TO THE BALANCE SHEETS AS OF DECEMBER 31, 2010

(Unaudited)

Basis of Presentation

The information and data included in the Balance Sheets are derived from sources available to the Debtors and Debtor-Controlled Entities (collectively, the “Company”). Debtors and Debtor-Controlled Entities refer to those entities that are directly or indirectly controlled by LBHI, and exclude, among other things, certain entities (such as Lehman Brothers Inc. (“LBI”), Lehman Brothers International (Europe) (“LBIE”) and Lehman Brothers Japan (“LBJ”)) under separate administrations in the U.S. or abroad, including proceedings under the Securities Investor Protection Act. LBHI (on September 15, 2008) and certain Other Debtors (on various dates, each referred to as the respective “Commencement Dates”) filed for protection under Chapter 11 of the Bankruptcy Code and are referred to herein as “Debtors”. The Debtors’ Chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered pursuant to Rule 1015(b) of the Federal Rules of Bankruptcy Procedure. Entities that have not filed for protection under Chapter 11 of the Bankruptcy Code are referred to herein as “Debtor-Controlled Entities”, though they may be a party to other proceedings, including among other things, foreign liquidations or other receiverships. The Company has prepared the Balance Sheets, as required by the Office of the United States Trustee, based on the information available to the Company at this time; however, such information may be incomplete and may be materially deficient. The Balance Sheets are not meant to be relied upon as a complete description of the Company, its business, condition (financial or otherwise), results of operations, prospects, assets or liabilities. The Company reserves all rights to revise this report.

The Balance Sheets should be read in conjunction with previously filed financial statements and accompanying notes in LBHI’s annual and quarterly reports and Form 8-K reports as filed with the United States Securities and Exchange Commission (“SEC”) and other filings made after the Commencement Date as filed with various regulatory agencies by LBHI, Other Debtors and Debtor-Controlled Entities. The Balance Sheets are not prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The Balance Sheets and Accompanying Schedules (collectively, the “Balance Sheets”) do not reflect normal period-end adjustments that were generally recorded by the Company prior to the filing of the Chapter 11 cases upon review of major accounts as of the end of each quarterly and annual accounting period. The Balance Sheets do not include explanatory footnotes and other disclosures required under GAAP and is not presented in a GAAP-based SEC reporting format. Certain classifications utilized in the Balance Sheets may differ from prior report classifications; accordingly amounts may not be comparable. Certain items presented in the Balance Sheets remain under continuing review by the Company and may be accounted for differently in future Balance Sheets. Accordingly, the financial information herein is subject to change and any such change may be material.

The Balance Sheets do not reflect or provide for all of the consequences of the Company’s Chapter 11 cases (i) as to assets, including a wide range of legal claims the Company is pursuing or considering pursuing, their realizable values on a liquidation basis or their availability to satisfy liabilities; (ii) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or their status and priority; and (iii) as to the resolution of issues raised by competing Chapter 11 Plans, which may be material. Accordingly, future balance sheets may reflect adjustments (including write-downs and write-offs) to the assets and adjustments to the liabilities, which may be material.

The Balance Sheets do not reflect off-balance sheet commitments, including, but not limited to, fully unfunded commitments under corporate loan agreements, real estate and private equity partnerships, and other agreements, contingencies and guarantees made by the Company prior to the Chapter 11 cases. The validity, existence and extent of obligations under the various guarantees have yet to be determined.

The Balance Sheets reflect the investments in LBHI’s wholly-owned indirect subsidiaries Aurora Bank FSB (formerly known as Lehman Brothers Bank FSB) (“Aurora”) and Woodlands Commercial Bank (formerly known as Lehman Brothers Commercial Bank) (“Woodlands”) (collectively, the “Banks”) on an equity basis in “Investments in affiliates — Debtor-Controlled Entities” in the amounts of $855 million and $862 million, respectively.

Merit LLC commenced a Chapter 11 case on December 14, 2009. Although Merit is a Debtor, a separate Balance Sheet is still under review and has not been prepared. Merit, therefore, is accounted for herein as a Debtor-Controlled Entity.

The Balance Sheets and the Notes to the Balance Sheets are not audited and will not be subject to audit or review by the Company’s external auditors at any time in the future.

Use of Estimates

In preparing the Balance Sheets, the Company makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring fair values or expected recoverable amounts of certain financial instruments and other assets and establishing various reserves.

Estimates are based on available information and judgment. Therefore, actual results could differ from estimates and may have a material effect on the Balance Sheets and Notes thereto. As more information becomes available to the Company, including the outcome of various negotiations, litigation, etc., it is expected that estimates will be revised. Such revisions may be material.

Cash and Investments

Cash and investments include demand deposits, interest-bearing deposits with banks, U.S. government obligations and U.S. government guaranteed securities with maturities through December 31, 2012, and U.S. and foreign money market funds.

Cash and Investments Pledged or Restricted

Cash and investments pledged or restricted includes the cash deposited on or prior to the Commencement Dates by the Company in connection with certain requests and/or documents executed by the Company and Citigroup Inc. and HSBC Bank PLC, currently recorded at $2 billion and $217 million, respectively. The Company has not recorded any reserves against this cash, as the Company is in discussions with these financial institutions regarding these deposits, since these institutions have also asserted claims in the bankruptcy cases. Accordingly, adjustments (including write-downs and write-offs), which may be material, may be reflected in future balance sheets.

In addition, cash and investments pledged or restricted includes: (i) approximately $1,711 million held by Lehman Commercial Paper Inc. (“LCPI”) (reported as a post-petition payable) primarily consisting of cash collected on loans that collateralize notes held by Debtors; (ii) $657 million of cash collected by LBSF on derivatives trades which collateralize notes; (iii) cash of $494 million at LBHI related to net collections since September 14, 2008 on assets reported on the books of LBHI related to Intercompany-Only Repurchase transactions (as defined below); (iv) various pre-petition balances on administrative hold by certain financial institutions; (v) $75 million of mis-directed wires received by LBHI for the benefit of third parties and Non-Controlled Affiliates (reported as a post-petition payable); and (vi) cash of $614 million remitted to LBHI related to securities, primarily Kingfisher which is owned by LCPI, transferred to LBHI under the JPM CDA (as defined below) since March 31, 2010 (effective date of the CDA). No admission is made as to the validity, enforceability or perfection of any interests in such cash amounts and as such, the Company’s rights in respect thereof are reserved.

Cash Seized

Subsequent to the Commencement Date, approximately $500 million was seized by Bank of America (“BOA”) to offset derivatives claims against the Debtors. On November 16, 2010, the Court ruled that BOA had no right to set off the $500 million deposited as security for overdrafts against unrelated claims and that BOA must return to the Company the $500 million plus an estimated $95 million in interest. The Company has not recorded these amounts pending further legal proceedings.

JPMorgan Collateral Disposition Agreement

The Company and JPMorgan (including its affiliates, “JPM”) entered into a Collateral Disposition Agreement that became effective on March 31, 2010 (the “CDA”). The CDA provided for a provisional settlement and LBHI’s subrogation to JPM’s alleged secured claims against LBI and certain other Affiliates, and the transfer of certain collateral held by JPM to LBHI either as direct owner or subrogee (the “Transferred Collateral”). LBHI recorded a receivable from certain Affiliates of approximately $9.4 billion (the “Subrogated Receivables”), comprised primarily of $6.6 billion from LBI, $1.8 billion from LBSF, and $0.5 billion from LBIE. LBSF and Other Debtor-Controlled Entities have not recorded the corresponding payable to LBHI.

The Company is in the process of valuing the Transferred Collateral (including the RACERS Notes, as defined below), which consists primarily of securities that are illiquid in nature and where prices are not readily available, held by LBHI as subrogee of LBI and certain other Affiliates in order to determine if the value of such collateral owned by an Affiliate will be sufficient to offset the cash posted on behalf of such Affiliate by LBHI. The Transferred Collateral supports such subrogated receivables, but the related value is not reflected on the Balance Sheets. The value of the Transferred Collateral may not be sufficient to satisfy the subrogated receivables, and accordingly, adjustments (including write-downs and write-offs) may be material and recorded in future balance sheets.

Additionally, as part of the CDA, a portion of the collateral transferred to LBHI as subrogee consists of LCPI-owned securities previously held by JPM as collateral for LCPI’s potential obligation to JPM. At this time, the Company believes that LCPI’s exposure is contingent upon events that the Company has deemed unlikely to occur.

Financial Instruments and Other Inventory Positions

Financial instruments and other inventory positions are presented at fair value except, as described below, for certain Private Equity/Principal Investments and derivative assets. Fair value is determined by utilizing observable prices or pricing models based on a series of inputs to determine the present value of future cash flows. The fair value measurements used to record the financial instruments described below may not be in compliance with GAAP requirements.

The Company is not in possession or does not have complete control of certain financial instruments (including approximately $376 million in Private Equity/Principal investments) reflected on the Balance Sheets and has filed or is in the process of filing claims with affiliated broker-dealers. Adjustments may be required in future balance sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets.

Financial instruments include Senior Notes and retained equity interests owned by LBHI and LCPI (collectively “Securitization Instruments”) that were issued by certain securitization structures (Verano, Pine, Spruce, SASCO, and Kingfisher; collectively, the “Structures”). Securitization Instruments held by LBHI and LCPI represent a portion of instruments issued by the Structures; Non-Controlled Affiliates and third parties also hold instruments issued by the Structures. Prior to the Commencement Dates, these Structures were formed primarily with financial instruments that were sold to or participated under loan participation agreements with LBHI Controlled Entities. The Securitization Instruments reflected on LBHI and LCPI’s balance sheets are valued based on the lower of their pro-rata share of (i) fair values of the underlying collateral as of December 31, 2010, or (ii) face value of the notes plus accrued interest, plus (iii) any value related to the retained equity interests. The Company has estimated the value of these Securitization Instruments at December 31, 2010 to be approximately $1.8 billion owned by LBHI and $1.3 billion owned by LCPI, all of which are held by LBHI and subject to provisions under the JPM CDA. The Securitization Instruments are collateralized by collected cash (some of which is held by the trustees) and inventory comprised of Loans, Real Estate, and Private Equity / Principal Investments in the amounts, estimated as of December 31, 2010, of $1.3 billion, $1.3 billion, and $0.5 billion, respectively. As part of the CDA, the Company will be assessing ownership rights on the underlying collateral.

Real Estate

Real Estate includes residential and commercial whole loans, residential and commercial real estate owned properties, joint venture equity interests in commercial properties, and other real estate related investments, recorded at fair value as of December 31, 2010. The valuations of the commercial real estate portfolio utilize third party appraisals (in some cases) and pricing models, in many cases provided by third parties, which incorporate projected cash flows, including satisfying obligations to third parties, discounted back at rates based on certain market assumptions. Valuations for residential real estate assets are primarily based on third-party valuations and recent comparable sales activity.

Loans

Loans primarily consist of term loans and revolving credit facilities with fixed maturity dates and are contingent on certain representations and contractual conditions applicable to each of the various borrowers. Loans are recorded at fair value.

Private Equity / Principal Investments

Private Equity / Principal Investments include equity and fixed-income direct investments in companies and general partner and limited partner interests in investment fund vehicles (including private equity) and in related funds. Private equity / principal investments and general partner interests are primarily valued utilizing discounted cash flows, comparable trading (including cross-cycle analysis) and transaction multiples. Publicly listed equity securities are valued at period end quoted prices unless there is a contractual limitation or lock-up on the Company’s ability to sell in which case a discount is applied. Fixed-income principal investments are primarily valued utilizing market trading, comparable spreads and yields (including cross-cycle analysis), and recovery analysis. Limited partner interests in private equity and hedge funds are valued at the net asset value unless an impairment is assessed.

The investment in Neuberger Berman Group LLC (“NBG”) is recorded as of December 31, 2010 at $1,017 million, reflecting the amount initially calculated prior to the closing of the transaction in May 2009. The NBG preferred and common equity interests are held by LBHI ($243 million) and by a Debtor-Controlled entity ($774 million).

Derivatives

Derivative Assets. Derivative assets represent amounts due from counterparties related to matured, terminated and open trades recorded at expected recovery amounts, net of cash and securities collateral received. Recoveries in respect of derivatives receivables are complicated by numerous and unprecedented practical and legal challenges, including: (i) whether counterparties have validly declared termination dates in respect of derivatives and lack of clarity as to the exact date and time when counterparties ascribed values to their derivatives contracts; (ii) abnormally wide bid-offer spreads and extreme liquidity adjustments resulting from market conditions in effect as of the time when the vast majority of the Company’s derivatives transactions were terminated and whether such market conditions provide the Company with a basis for challenging counterparty valuations; (iii) counterparty creditworthiness, which can be reflected both in reduced actual cash collections from counterparties and in reduced valuations ascribed by the market to derivatives transactions with such counterparties and whether, in the latter circumstance, such reduced valuations are legally valid deductions from the fair value of derivatives receivables; and (iv) the enforceability of provisions in derivatives contracts that purport to penalize the defaulting party by way of close-out and valuation mechanics, suspend payments, structurally subordinate rights of the debtor in relation to transactions with certain special purpose vehicles and, deduct for financial advisory and legal fees that the Company believes are excessive and expansive set-off provisions.

The expected recovery amounts are determined using various models, data sources, and certain assumptions regarding contract provisions. Such amounts reflect the Company’s current estimate of expected recovery values taking into consideration continued analysis of positions taken and valuation assumptions made by counterparties, negotiation and realization history since the beginning of the Chapter 11 cases, and an assessment of the legal uncertainties of certain contract provisions associated with subordination and set off. The Company will continue to review amounts recorded for the derivative assets in the future as the Company obtains greater clarity on the issues referred to above; accordingly, adjustments (including write-downs and write-offs) which may be material may be recorded in future balance sheets.

Floating Rate Secured Notes issued by LBSF, in the amount of $1.4 billion (the “Notes”) were purportedly secured by LBSF’s rights, title and interest in, to and under certain ISDA Master Agreements, including any cash received. The derivative assets and cash that may collateralize these Notes are reflected as encumbered. The corresponding liabilities for the Notes are reflected as of December 31, 2010 in (i) Payables (post-petition) representing the cash received subsequent to LBSF’s commencement date and the recovery value of the derivative assets (“Post-Petition Assets”) for $762 million and (ii) in Due to affiliates – non controlled affiliates (pre-petition) and Taxes and other payables (pre-petition), for $515 million and $127 million, respectively, representing the difference between the face value of the Notes plus accrued interest less the Post-Petition Assets. The Post-Petition Assets continue to be under review with respect to whether any security interests are valid, perfected, or enforceable and whether they might be voidable under the U.S. Bankruptcy Code. In addition, an intercompany receivable and payable was reclassified between LBSF, LCPI, and 7th Avenue Inc. (a Debtor-Controlled entity) for $1 billion as of the June 30, 2010 Balance Sheets as it related to the initial funding of these notes.

Pursuant to an order entered in the Chapter 11 cases, certain of the Company entities have commenced a hedging program in order to protect the value of certain derivatives transactions that have not been terminated by counterparties. The cash posted as collateral, net of gains or losses on hedging positions, are reflected in “Receivables and Other Assets” on the Company’s Balance Sheets. Refer to hedging reports filed with the Court and SEC on a quarterly basis.

Derivative Liabilities. Derivative Liabilities represent amounts due to counterparties related to open, matured and terminated transactions. These derivative liabilities are recorded (i) in cases where claims have been resolved, at values agreed upon with counterparties; and (ii) in cases where claims have not been resolved, at end of day mid-market values (“EOD”) net of cash and/or securities collateral.

The EOD values represent the following: (i) for trades open as of December 31, 2010, the EOD as of December 31, 2010; (ii) for matured and terminated contracts, the EOD at the maturity date or termination date; (iii) where a value was unable to be determined for (i) and (ii) above, the last valuation recorded by the company prior to the Chapter 11 cases.

Derivative claims filed with the Company are materially in excess of the amount recorded in the Balance Sheets. It is likely that although the ultimate settlement amount of the derivative liabilities will be materially lower than the aggregate claims filed, it will be materially greater than the derivative liabilities recorded in the Balance Sheets. As with the complexities described above regarding recoveries of derivative assets, similar issues will arise for derivative liabilities.

Fenway

As of September 14, 2008, Fenway Funding, LLC (“Fenway Funding”) had outstanding commercial paper notes secured by variable funding asset backed notes issued by Fenway Capital, LLC (“Fenway Capital”) (the “CP Notes”) in the amount of approximately $3.0 billion which were owned by LBHI. Prior to the LBHI Commencement Date, Fenway Capital entered into a repurchase agreement with LCPI, which transferred LCPI’s interests in certain real estate and private equity/principal investments (“Repo Assets”) which secured the notes. Pursuant to an Order approved by the Court on May 13, 2010, LCPI agreed to repurchase the Repo Assets from Fenway Capital in exchange for LBHI returning the CP Notes and LBHI being assigned the security interests to the Repo Assets and subrogated to the claims and rights of Fenway Capital and Fenway Funding against LCPI. As a result, the inventory (in the originating entity) is reflected as encumbered and LCPI has recorded a secured payable to LBHI (reported in Due to Affiliates–post-petition) in the amount of $606 million, representing the value of that inventory as of December 31, 2010, which may change as market values fluctuate.

RACERS

In August 2007, certain Debtors and Debtor-Controlled Entities entered into a series of transactions which established two trusts, the Restructured Assets with Enhanced Returns Series 2007-A Trust (the “RACERS A Trust”) and the Restructured Assets with Enhanced Returns 2007-7-MM Trust (the “RACERS MM Trust” and, together with the RACERS A Trust, the “RACERS Trusts”).

LCPI entered into a participation agreement (the “RACERS Participation Agreement”) with the RACERS A Trust granting participations in a pool of assets (the “Underlying Assets”), principally consisting of corporate loans, mortgage loans and equity interests that LCPI owned or an affiliate financed with LCPI, that LCPI could adjust from time to time to add or remove specific Underlying Assets, so long as the value of the Underlying Assets equaled at least 105% of the principal amount of the Variable Funding Note (described below). All income and other returns (e.g., interest, principal and dividends) on the Underlying Assets were to be paid to the RACERS A Trust under the RACERS Participation Agreement.

The RACERS A Trust issued a note (the “Variable Funding Note”) to the RACERS MM Trust. The Variable Funding Note bore interest at 7% per annum and had a principal balance believed to be $5 billion that would fluctuate as Underlying Assets were added to or removed from the RACERS Participation Agreement. The RACERS MM Trust issued notes (the “RACERS MM Notes”) that had a principal balance of $5 billion and bore interest at a floating rate of one-month LIBOR plus a spread which adjusted annually. The RACERS MM Notes were secured by the Variable Funding Note issued by the RACERS A Trust.

The RACERS A Trust and RACERS MM Trust each entered into a total return swap with LBSF (the “RACERS Swaps”). Pursuant to the RACERS Swap with the RACERS A Trust, LCPI’s payments under the RACERS Participation Agreement were redirected to LBSF and LBSF was required to pay to the RACERS A Trust the 7% per annum interest due on the Variable Funding Note and, ultimately, the outstanding principal balance due to the holder of the Variable Funding Note. Pursuant to the RACERS Swap with the RACERS MM Trust, the payments by the RACERS A Trust to the RACERS MM Trust were paid by the RACERS MM Trust to LBSF and LBSF was required to pay the RACERS MM Trust the floating interest rate due to the holders of the RACERS MM Notes and, ultimately, the outstanding principal balance due to the holders of the RACERS MM Notes. LBHI guaranteed LBSF’s obligations under the RACERS Swaps.

Prior to bankruptcy, LCPI engaged in a repurchase agreement with LBI with respect to the RACERS MM Notes which were then pledged by LBI to JPMorgan to secure certain obligations. LBHI became the holder of the RACERS MM Notes as of March 31, 2010 as a result of the CDA.

In August 2010, LBHI, LCPI, LBI and U.S. Bank agreed to modify the transaction documents related to the RACERS Trusts and replace U.S. Bank with LBHI as the indenture trustee, owner trustee, custodian, administrator and paying agent for the RACERS Trusts. In addition, the parties deemed LCPI to be the owner and authorized administrator of the Underlying Assets. Based on the RACERS Participation Agreement being re-characterized as a secured financing, which was not properly perfected, LCPI has recorded an unsecured liability of approximately $5 billion. In addition, there are potential liabilities for claims filed by the RACERS Trusts against LBSF for obligations under the RACERS Swaps and against LBHI through its guarantees of the RACERS Swaps which the Companies have not recorded. Accordingly, adjustments, which may be material, may be reflected in future Balance Sheets.

As a result, LBHI and other Debtor-Controlled Entities, as originators of a portion of the Underlying Assets, have recorded $24 million and $541 million, respectively, as encumbered to LCPI (reported in Due to Affiliates-post petition). Cash collected on assets between LCPI’s Commencement Date and December 31, 2010 at LCPI related to the RACERS Trust is reflected as unrestricted cash and cash equivalents. The analysis of the RACERS transaction is preliminary and, as a result, the transaction may be accounted for differently in future balance sheets.

LB Bankhaus Settlement

The Company and the German Insolvency Administrator (the “Bankhaus Administrator”) of Lehman Brothers Bankhaus Aktiengesellschaft (in Insolvenz) (“LB Bankhaus”) agreed to the terms of a settlement agreement (“Bankhaus Agreement”), as approved by the Bankruptcy Court on January 14, 2010, whereby the Company would purchase (primarily by termination of participations) loans participated to LB Bankhaus by the Company and loans where LB Bankhaus served as the lender and participated the loans to the Company. The Company agreed to pay approximately $1.3 billion, including cash collected of $0.3 billion (through various dates and at an agreed percentage) by the Company on the participated loans, in consideration for LB Bankhaus’ transfer of all of its interests in corporate loans with an Applicable Value (as defined in the Bankhaus Agreement) of $0.8 billion and real estate loans with an Applicable Value of $0.7 billion.

In addition, LCPI and LBHI have each recorded a liability (as a pre-petition payable) to LB Bankhaus of approximately $1.0 billion and $1.4 billion (of which LBHI’s ultimate liability will be reduced by the amount of any distributions that are received by LB Bankhaus as a distribution on the allowed claim against LCPI), respectively, for an allowed and accepted non-priority unsecured claim in connection with the English law Loan Market Association (“LMA”)-style participations where LCPI participated the loans to LB Bankhaus.

At the Commencement Dates, LBHI had a recorded net intercompany receivable from LB Bankhaus of approximately $1.9 billion. It is the understanding of LBHI that the vast majority of this amount related to cash collateral posted under the Security & Collateral Agreement (“SCA”) between LBHI and LB Bankhaus. Analysis performed by the Company indicated that the write down of assets held by LB Bankhaus was substantially greater than the $1.9 billion net intercompany receivable. Therefore, LBHI would no longer be entitled to the return of any collateral posted under the SCA. Consequently and pursuant to the various settlements with the Bankhaus Administrator, LBHI has written-off the pre-petition net intercompany receivable of approximately $1.9 billion.

MetLife Settlement

Prior to bankruptcy, the Company through Variable Funding Trust 2007-1 (“VFT 2007”) and Variable Funding Trust 2008-1 (“VFT 2008”) (collectively, “the VFTs”), entered into two separate Note Purchase Agreements with The Metropolitan Life Insurance Company and its subsidiaries and affiliates (collectively, “MetLife”) pursuant to which the VFTs issued to MetLife certain notes (the “MetLife Notes”) and MetLife agreed to provide variable rate senior secured revolving credit facilities to the VFTs in an aggregate principal amount of up to $1.0 billion. LCPI sold and assigned mortgage loans and corporate loan participations into the VFTs which were pledged as collateral (“MetLife Collateral”) for the MetLife Notes.

The commencement of LBHI’s Chapter 11 case constituted an Event of Default under the related Note Purchase Agreements entitling MetLife to exercise certain remedies with respect to the collateral. As a result, the Company entered into a settlement with MetLife on May 13, 2009 (“Metlife Settlement”) which restructured the terms of the VFTs including modifying the portfolio management processes and using all the cash held in the VFTs for prepayment of the MetLife Notes. In March 2010, LCPI paid approximately $355 million to MetLife to satisfy the outstanding balances. The corporate loans were transferred to LCPI and recorded accordingly as of the March 31, 2010 Balance Sheets. The real estate loans previously reported in a Debtor-Controlled Entity in the March 31, 2010 Balance Sheets have subsequently been transferred to LCPI which has recorded the loans on its Balance Sheet.

Subsequent to the MetLife Settlement in March 2010, it was determined that LBHI made pre-petition cash contributions of approximately $221 million to VFT 2007 and VFT 2008 to meet collateralization requirements prior to the Chapter 11 cases. As a result, LBHI believes it is entitled to recover these amounts. These transactions are under review, and upon completion of such review, related amounts recorded in the Balance Sheets may require adjustments in future periods, which may be material.

Investments in and Due to/from Affiliates - Transactions between and among Debtors, Debtor-Controlled Entities and Non-Controlled Affiliates (separately or collectively, “Affiliates”)

Due to/from Affiliates (pre-petition) balances consist of: (i) intercompany derivative contracts at fair value as recorded in the Company’s records at September 14, 2008 and (ii) other intercompany receivables and payables derived from financings and normal course of business activities as of September 14, 2008, adjusted for the following: (i) impact of netting down certain repurchase and other financing transactions which are reflected net of collateral inventory (except when the collateral was not subsequently financed to a third party as discussed in the Intercompany-Only Repurchase Transactions section) and (ii) adjustments to the September 14, 2008 balances identified and booked subsequent to September 14, 2008, including an adjustment recorded to the June 30, 2010 Balance Sheets to reflect LBHI’s assumption of a Non-Controlled Affiliate’s net receivable from certain other Affiliates, previously recorded as of September 14, 2008, in accordance with an agreement in place prior to the LBHI Commencement Date.

Due to/from Affiliates– Debtors and Debtor-Controlled Entities (pre-petition)

Intercompany receivables and payables between and among Debtors and Debtor-Controlled Entities were primarily adjusted at June 30, 2010 for the following items: (i) revaluation of all intercompany balances denominated in currencies other than USD, by applying the foreign exchange rates as of September 14, 2008, (ii) reversal of all interest charges on intercompany balances since September 14, 2008, and (iii) adjustment to certain intercompany derivatives related to trade reconciliation and revaluations.

Due to/from Affiliates– Non-Controlled Affiliates (pre-petition)

Intercompany receivables and payables between Debtors (or Debtor-Controlled Entities) and Non-Controlled Affiliates were adjusted at June 30, 2010 primarily for the following items: (i) interest and currency revaluations on the receivable balances with certain Non-Controlled Affiliates to the bankruptcy filing dates of the Non-Controlled Affiliates, (ii) adjustments to certain intercompany derivatives related to trade reconciliations and revaluations as of the respective termination dates, and (iii) additional adjustments for the netting of collateral inventory with intercompany financing transactions.

On September 19, 2008, LBI, prior to the commencement of proceedings pursuant to the Securities Investor Protection Act of 1970, transferred virtually all of its subsidiaries to Lehman ALI Inc., (“ALI”) a subsidiary of LBHI, in exchange for a paid-in-kind promissory note (“PIK Note”). The Company has recorded this transfer in its books and records at a de minimis amount as the Company believes the PIK Note has no value. Under the terms of the PIK Note and Security Agreement, the principal sum equal to the fair market value of the acquired stock of the subsidiaries transferred to ALI by LBI, as of September 19, 2008 is to be determined by Lazard Ltd. (“Lazard”) pursuant to a methodology mutually agreed upon between LBI and Lazard. In the event that such valuation reflects a positive value, adjustments, which may be material, will be reflected in future Balance Sheets.

Subsequent to September 15, 2008, certain of LBCS’s derivative trades and related collateral processed through the Chicago Mercantile Exchange (“CME”) were transferred to other CME members. The financial impact to (and potential legal claim of) LBCS is undetermined as of the date of this filing. LBCS had recorded a receivable in excess of $1 billion from LBI as its clearing CME member, reflected in the caption Due from Non-Controlled Affiliates. Accordingly, adjustments (including write-downs and write-offs), which may be material, may be reflected in future balance sheets.

Due to/from Affiliates (post-petition)

These Balance Sheets reflect the obligations for certain administrative services and bankruptcy related costs incurred through December 31, 2010. The accrued costs not paid as of December 31, 2010 are reflected as accrued liabilities. Certain of these costs have been allocated to significant Debtor and Debtor-Controlled Entities and are reflected as receivables from and payables to Debtors and Debtor-Controlled Entities-post petition net of any cash payments. The costs incurred for LBHI operations are determined in the following order: (i) assigned to a legal entity or to the Debtor entities where the costs are specifically identifiable (“Dedicated Legal Entity Costs”) or (ii) allocated to a broader group of legal entities (“Non-Dedicated Legal Entity Costs”) either on a Direct or Indirect basis. Direct Costs are asset class support costs not identified as specific to one legal entity and are allocated to legal entities based on a percentage of inventory owned by that legal entity for the specific asset class. Indirect Costs are for the overall management of the Company and cannot be specifically identified to a legal entity or asset class. Certain Indirect Costs for key vendors providing holding company and bankruptcy-related services are initially allocated at 20% to LBHI. Remaining Indirect Costs are then allocated to all asset classes based on an equally weighted split of inventory balances and dedicated headcount. These costs are then allocated to legal entities based on the direct allocation percentages determined for each asset class.

Debtors and Debtor-Controlled Entities have engaged in cash transfers and transactions post-petition between one another subject to a Cash Management Order approved by the Court. These transfers and transactions are primarily to support activities on behalf of certain Debtors and Debtor-Controlled Entities that may not have adequate liquidity for such things as funding private equity capital calls, restructuring of certain investments, or paying operating expenses. The transferring Affiliate is entitled to an administrative claim in the case of a Debtor (and in the case of Debtor-Controlled Entities, a promissory note accruing interest at a market rate and where available, collateral to secure the advanced funds). Similarly, LBHI has received cash on behalf of Other Debtors and Debtor-Controlled Entities post-petition, most often in cases where the Other Debtors or Debtor-Controlled Entity has sold an asset and may not have a bank account to hold the proceeds received in the sale. These Other Debtors and Debtor-Controlled Entities have administrative claims to LBHI for this cash. All of the above cash transactions are reflected in the caption Due from/to Other Debtors and Debtor-Controlled Entities-post-petition.

In addition, Due to/from Affiliates (post-petition) includes liabilities for inventory positions held by Affiliates where LCPI or LBHI has a security interest.

Investment in Affiliates

Current market valuations for assets held at Non-Controlled Affiliates are neither maintained by, nor readily available to, the Company. As such, investments in Non-Controlled Affiliates are recorded at the net book values which were recorded as of September 14, 2008. Adjustments may be required in future Balance Sheets (including write-downs and write-offs), as amounts ultimately realized may vary materially from amounts reflected on the Balance Sheets. Affiliates that incurred cumulative net operating losses in excess of capital contributions are reflected as a negative amount in Investments in Affiliates on the Balance Sheets.

Investments In and Due to/from Affiliates - Other

The Company reclassified balances of $8 billion and $7 billion in its March 31, 2010 Balance Sheets, respectively, from Due from/to Affiliates- Non-Controlled Affiliates to Debtor-Controlled Entities related to an agreement reached with a foreign receiver to manage these foreign entities where LBHI is the significant creditor. The Company has not recorded the assets and liabilities of these foreign entities in the Balance Sheets, as the Company is in the process of reviewing the values to be recorded.

The Balance Sheets do not reflect potential reserves on the Receivables from Affiliates and Investments in Affiliates or an estimate of potential additional payables to Affiliates, as the aforementioned potential reserves or liabilities are not yet determinable.

Intercompany-Only Repurchase Transactions

Prior to the Commencement Date, LBHI, ALI and Property Asset Management Inc. (“PAMI”), among others, regularly entered into intercompany financing transactions with LCPI in anticipation of arranging third party financings. LCPI has recorded a receivable for the secured (in Due from Affiliates- post petition) or unsecured claim depending on the type of inventory financed. Accordingly, the inventory (not subsequently pledged to a third-party) has not been transferred and continues to be reflected on the balance sheet of the entity originating the position and acting as the seller in the transaction with LCPI.

In addition, given the market erosion at the time, the inventory likely had a lesser value on the date the repurchase should have been completed on September 15, 2008. As a result, an unsecured deficiency receivable/payable was recorded for the difference between the revised values of such assets as of September 14, 2008 or October 5, 2008 (LCPI’s Commencement Date) and the face value of the relevant Intercompany-Only Repurchase Transactions. The revised values of the assets were calculated by applying a percentage deduction to the market values recorded in the books as of September 14, 2008 or October 5, 2008. The percentage deduction is based on the decrease in REIT market indices and the valuation decline on a certain group of positions, based on an internal review.

The Intercompany-Only Repurchase Transactions involving residential and commercial mortgage loans, limited partnership interests, and limited liability company interests have been determined to be safe harbored “repurchase agreements” or “securities contracts” as defined in the Bankruptcy Code. As of the Commencement Dates, the inventory (not subsequently pledged to a third-party) collateralizing the intercompany financing transactions (the “Intercompany-Only Repurchase Transactions”) had an unpaid repurchase price of approximately $2.3 billion and roughly the same amount in fair market value of assets when the repurchase transactions were entered into. As of December 31, 2010, LCPI has recorded a secured receivable from LBHI of $488 million relating to the fair value of the related assets and of $494 million relating to cash collected on the related assets since LBHI’s Commencement Date. The Debtors estimate that LCPI’s deficiency claims against LBHI in respect of these Intercompany-Only Repurchase Transactions will be $169 million.

Mortgage servicing rights and mezzanine loans (where LCPI’s interest was not perfected) are not eligible for safe harbor protection. Accordingly, LBHI is likely to be able to avoid LCPI’s security interests and therefore, LCPI is limited to an unsecured claim against LBHI based on the face amount of the related Intercompany-Only Repurchase Transactions of approximately $1.8 billion as of LBHI’s Commencement Date. For Intercompany-Only Repurchase Transactions involving mezzanine loans in which LCPI perfected its security interest, according to the provisions of Article 9 of the Uniform Commercial Code, the deficiency claim would be measured as of the Commencement Date or the date of foreclosure, whichever date provides a higher value for the Security Assets. The Debtors estimate that LCPI’s deficiency claims against LBHI in respect of these Intercompany-Only Repurchase Transactions will be $1.8 billion in the aggregate.

Debtor-Controlled Entities ALI and PAMI were also parties to repurchase transactions with LCPI with respect to assets LCPI had not financed with third parties (the “Debtor-Controlled Entities Intercompany-Only Repurchase Transactions”). As of the Commencement Date of LCPI, Debtor-Controlled Entities Intercompany-Only Repurchase Transactions had an outstanding unpaid repurchase price of $3.0 billion. LCPI has recorded secured receivables from ALI, PAMI and other Debtor-Controlled Entities and other Debtors of approximately $94 million, $305 million and $162 million, respectively, representing the fair value of the related assets as of December 31, 2010. With respect to Debtor-Controlled Entities Intercompany-Only Repurchase Transactions, LCPI is also entitled to a deficiency claim, which claim would be measured from the date of commencement of LCPI’s Chapter 11 case. The Debtors estimate that LCPI will have deficiency claims against ALI and PAMI in respect of these Debtor-Controlled Entities Intercompany-Only Repurchase Transactions in the aggregate amounts of $158 million and $783 million, respectively.

The Banks

Under a Master Forward Agreement (“MFA”), as amended in August 2008, the Company agreed to purchase from Aurora all loans held by Aurora, without recourse, on a sale date designated by Aurora at a price equal to Aurora’s cost of the loan less principal payments received to date. On September 15, 2008, the Company did not perform its obligation to purchase the loans resulting in an event of default and as a result, Aurora was entitled to certain rights and remedies.

The Company entered into (i) a Master Repurchase Agreement (“Aurora MRA”), as originated in March 2009 and amended in July 2009, in December 2009, July 2010 and November 2010, to provide Aurora with up to $450 million of borrowing capacity and (ii) a receivables financing facility (“Receivables Loan”) in October of 2009, via a bankruptcy remote special purpose entity owned by Aurora’s wholly-owned loan servicing subsidiary where the Company agreed to provide up to $500 million in secured financing subject to certain borrowing base and other restrictions. As of December 31, 2010, there are no outstanding balances on the Aurora MRA and the Receivables Loan. The maturity dates for both facilities were extended as part of the Bank Settlements to coincide with the timeline for the sale of Aurora.

In November 2010, LBHI consummated settlement agreements (the “Bank Settlements”) with Aurora and Woodlands which the Company has reflected in the December 31, 2010 Balance Sheets. An intended effect of the Bank Settlements was to improve significantly the Banks’ capital as determined for regulatory purposes. In connection with the Bank Settlements, LBHI has agreed to maintain the Banks’ capital at certain levels.

The Bank Settlements provided for the transfer by LBHI and certain of the Debtors of certain cash and non-cash consideration to the Banks in settlement of all claims filed by the Banks in the Chapter 11 cases (including Aurora’s claim under the MFA) and all claims that could be filed by the Banks against LBHI or any of its Debtor or Debtor-Controlled Entities out of events occurring before March 31, 2010 (subject to certain agreed exceptions). LBHI and Other Debtors party to the settlement agreements and Aurora or Woodlands, as the case may be, provided reciprocal releases. The claims amounts asserted exceeded $2.6 billion in the case of Aurora, and approximately $546 million in the case of Woodlands (both exclusive of guarantee claims), plus unliquidated amounts and included claims asserted on priority, administrative, secured and general unsecured bases.

In February 2009, the Company made a capital contribution of $200 million in cash to Woodlands. In 2010, under the Bank Settlement with Woodlands, the Debtors transferred $75 million in cash plus approximately $200 million in non-cash consideration (in the form of the cancellation of a $200 million participation interest in a customer claim Woodlands has against LBI, which participation had been granted to LBHI when it made a capital transfer to Woodlands in February 2009) in exchange for Woodlands’ release in the security interest in an asset previously pledged by a Debtor-Controlled entity and to settle all outstanding claims, including tax claims, amongst LBHI and other debtors.

The Debtors recorded capital contributions in Aurora (i) in 2009 of $451 million (net of valuation adjustments) consisting of mortgage servicing rights, forgiveness of liabilities to the Company, and cash; and (ii) under the Bank Settlement in 2010 of $91 million consisting of settlement of claims and forgiveness of other receivables with LBHI, and other Debtors, and Debtor-Controlled entities, cash of $526 million (after post-closing adjustments) and $396 million in non-cash consideration (primarily residential mortgage loans, a corporate loan and mortgage servicing rights) to Aurora.

The Banks released their security interests in certain commercial loans owned by certain of the Debtors, so that such loans are now owned by those Debtors without encumbrance (other than a security interest held by LBHI, granted in exchange for LBHI funding the portion of the settlement considerations allocated to such Debtors). In addition to the settlement of various claims, the parties also agreed to various terms for their future relationship.

Receivables and Other Assets

Receivables and Other Assets at Debtor entities primarily include derivative hedges of $475 million (LBSF), foreign asset-backed securities of $106 million (LBHI), property, plant and equipment of $28 million (LBHI), principal and interest receivables, including cash held at third-party servicer, of $345 million (LCPI), and other miscellaneous balances. Expected recoveries from certain receivables and other assets are under continuous review and accordingly, changes in estimates of such recoveries may require adjustments, which may be material, in future Balance Sheets.

Financings

The Company has securitization and financing agreements with third parties, where under some of these agreements an event of default has occurred. Such events of default include breach of collateralization ratio, failure to pay interest, failure to repurchase assets on the specified date, or LBHI’s bankruptcy. The Balance Sheets reflect these securitizations and financings (for purposes of this presentation) net of the respective securities inventory collateral either as a net payable or, if it resulted in a net receivable, in certain cases, a reserve was recorded. The subsequent decrease in values of the underlying inventory collateralizing the financing transactions have not been reflected as a payable to the third parties. These agreements with financing counterparties are subject to ongoing legal review. As such, net amounts recorded in the Balance Sheets are estimates and may require adjustments, which may be material, in future balance sheets. The Company has submitted or will submit a claim to Non-Controlled Affiliates in other receiverships to recover certain financial instruments.

Liabilities Subject to Compromise

Liabilities subject to compromise refers to pre-petition obligations of the Debtors and does not represent the Company’s current estimate of known or potential obligations to be resolved in connection with the Chapter 11 cases. Differences between amounts recorded in the Debtors’ books as of their respective petition dates and the creditors’ claims, including tax authorities and derivatives counterparties, filed by the Bar Date, are material.

Taxes

As of December 31, 2010, the Company has recorded in its Balance Sheets an estimate of approximately $2 billion for potential amounts owed to federal, state, and local taxing authorities, net of the refund claims and the anticipated five-year federal NOL carryback. In addition, LBHI has recorded a receivable for the estimated amount of LBI’s portion of those taxes (approximately $1.1 billion). In the event that LBI (or any other member of the LBHI consolidated federal income tax group) cannot satisfy its share of the potential tax liabilities, LBHI will equitably allocate the unsatisfied liability among all members of its consolidated federal income tax group. The Company expects to file an amended 2008 consolidated federal return to reflect numerous adjustments that will ultimately affect the allocated liabilities to Debtors and Debtor-Controlled Entities. Intercompany Claims among the Debtors are also subject to adjustment to reflect the appropriate allocation of any adjustments to the LBHI consolidated income tax returns (including by way of amended returns), taking into account historic tax sharing principles. Furthermore, the Company filed its 2008 and 2009 consolidated federal income tax returns with an approximately $47 billion and $5.6 billion NOL, respectively.

The IRS filed a Proof of Claim on December 22, 2010 in the amount of approximately $2.2 billion against the Company with respect to the consolidated federal income tax returns LBHI filed on behalf of itself and its subsidiaries in the 2001 through 2007 tax years. The IRS’s claim reflects the maximum claim amount for several disputed federal tax issues that the Company plans to continue to attempt to resolve through the administrative dispute resolution process and litigation, if necessary. The IRS’s claim does not reflect the five-year carryback of LBHI’s consolidated net operating loss from 2008. The LBHI consolidated group is due a refund of several hundred million dollars from the IRS for the tax years 1997 through 2000 and 2006. The IRS’s $2.2 billion claim takes into account a reduction of the IRS’s claim for the 2006 tax year refund, but it has not been reduced by the refund for the tax years 1997 through 2000 (which is approximately $126 million plus interest) owed to LBHI because the IRS has not indicated which tax claims the IRS will offset against this portion of the refund.

As of this date, the Priority Tax Claims filed by states, cities, and municipalities approximate $1.9 billion. Of this amount, approximately $1.2 billion is attributable to New York State and approximately $630 million is attributable to New York City. The remaining $70 million is attributable to the remaining claims. The Debtors are actively engaged in ongoing discussions with New York State and have made significant progress toward a resolution.

Borrowings and Accrued Interest

During the second quarter 2010, the Company adjusted certain pre-petition borrowings using the foreign exchange rates at September 14, 2008 in the amount of $1.4 billion.

Currency Translation

The Company’s general ledger systems automatically translate non-intercompany assets and liabilities (excluding pre-petition Due to/from Affiliates and Borrowings with third parties) having non-U.S. dollar functional currencies using exchange rates as of the Balance Sheets’ date. The gains or losses resulting from translating non-US dollar functional currency into U.S. dollars are included in Stockholders’ Equity.

Legal Proceedings

The Company is involved in a number of judicial, regulatory and arbitration proceedings concerning matters arising in connection with the bankruptcy proceedings and various other matters. The Company is unable at this time to determine the financial impact of such proceedings and the impact that any recoveries or liabilities may have upon the Balance Sheets. As more information becomes available, the Company may record revisions, which may be material, in future Balance Sheets.

Claims

As of April 8, 2011, of the over 67,400 claims filed against the Debtors to date, over 48,800 claims with a minimum face amount in excess of $767.3 billion remain active. The active claims have been filed in various priorities. The Debtors continue to receive new and amended claims. The population of claims includes over 17,700 claims that are either unliquidated, contingent or otherwise not fully quantified by the claimant, and over 27,800 guarantee-based claims. The Debtors have identified differences between amounts claimed by creditors and the amounts recorded in the Debtors’ records and ledgers as of their respective petition dates. The Debtors are in the process of and will continue to investigate these differences (including unliquidated and contingent claims) and will seek to reconcile such differences through its claims resolution process. To date, the Company has identified many claims that it believes should be disallowed for a number of reasons, including but not limited to claims that are duplicative of other claims, claims that are amended by later filed claims, late filed claims, claims that are not properly filed against a Debtor in these proceedings and claims that are either overstated, assert an incorrect priority or that cannot otherwise properly be asserted against these Debtors. To date, over 17,400 claims in face amount of $213.4 billion have been disallowed or withdrawn. Over 1,100 claims with a stated value of $704 million have been reclassified as equity interests. Over 850 claims have been reduced in value via court orders resulting in a reduction to the registry of $843 million. Currently, objections to 2,188 claims with a face amount of $37.7 billion are pending before the court and certain claims have been settled. The Debtors intend to object to claims as appropriate and any future settlement of claims, which may be material, will be reflected in future balance sheets.

Financial Systems and Control Environment

Procedures, controls and resources used to create the Balance Sheets were modified, including a significant reduction in resources, in comparison to what was available to the Company prior to the Chapter 11 cases. The Company is continuously reviewing its accounts, and as a result, modifications, errors and potential misstatements might be identified that require future adjustments.

Accompanying Schedules

The amounts disclosed in the Accompanying Schedules to the Balance Sheets included in this filing are based on the information available at the time of the filing and are subject to change as additional information becomes available.

Rounding

The Balance Sheets and the Accompanying Schedules may have rounding differences in their summations. In addition, there may be rounding differences between the financial information on the Accompanying Schedules and the related amounts on the Balance Sheets.

Subsequent Events

Events subsequent to December 31, 2010 are not reflected in the Balance Sheets and will be reflected in future Balance Sheets.

Swedbank Settlement

The Company and Swedbank AB agreed to the terms of a settlement agreement (“Swedbank Agreement”), as approved by the Bankruptcy Court on February 17, 2011. The Swedbank Agreement mainly provides for: (i) an exchange of certain commercial real estate loans and interests in such loans between the Company and Swedbank, (ii) a payment to Swedbank by LBHI in the amount of $10 million as additional consideration for the exchange of loans, (iii) a modification of the terms of certain loans, (iv) an allowance of Swedbank’s deficiency claims, as non-priority, non-subordinated unsecured claims against both LCPI and LBHI, each in the amount of $325 million in full satisfaction of such claims, and (v) certain mutual releases between the Company and Swedbank.

Note Purchase Agreements with Bankhaus

In March 2011, LBHI and the Bankhaus Administrator agreed to the terms of two note purchase agreements (the “SASCO Agreement” and the “Spruce-Verano Agreement”) as approved by the Bankruptcy Court on March 23, 2011. Under the agreements, LBHI has purchased certain Securitization Instruments from the Bankhaus Administrator, free of all liens, claims and encumbrances in the aggregate outstanding principal amount of approximately $1,543 million for an aggregate purchase price of $957 million comprised of (i) $332 million for LB Bankhaus’s interest in the Spruce and Verano Mezzanine Notes, and (ii) $625 million for LB Bankhaus’s interest in the SASCO Senior Notes. The purchase price is subject to an incremental payment of $100 million under certain post-closing conditions.

In addition, certain Debtor and Debtor-Controlled Entities executed an agreement which primarily provides for the settlement of claims between Debtor and Debtor-Controlled Entities and Bankhaus and is subject to the Debtors and Bankhaus each obtaining the requisite approvals and certain other conditions. Furthermore, LBHI has agreed that the Bankhaus Administrator will have an allowed, non-priority, general unsecured claim in respect of the Spruce, Verano, and SASCO Notes, in the amounts of $10 million, $7 million, and $256 million, respectively. For further information, see the original Motion (Docket #14743) and related subsequent court filings.

Pine

Prior to September 15, 2008 LCPI sold participations in commercial loans (“Underlying Assets”) to Pine CCS, Ltd (“Pine”). Pine, in turn, issued securities (comprised of both notes evidencing debt and equity interests in Pine) in various classes and priorities secured by such assets and the cash flow there from (the “Pine Notes”). As of January 31, 2011, the Pine Notes were owned as follows: (i) Barclays Bank PLC 99.6% of Class A-1 Notes, (ii) LBHI 0.4% of Class A-1 Notes, (iii) LCPI 100% of Class A-2 Note, (iv) LCPI 100% Class B Notes, and (v) LCPI 100% of Subordinates Notes with an outstanding amount of $927 million, $4 million, $0 million, $0 million, and $32 million, respectively.

During March 2011, LCPI filed a Motion (Docket #15283) with the Bankruptcy Court to seek approval for (i) the purchase by LCPI of the Barclays Notes for $805 million, (ii) the purchase by LCPI of the LBHI Notes for $4 million and (iii) the termination of the Pine securitization. A majority of the Barclays Notes purchase price will consist of amounts currently held by U.S. Bank, the trustee, on behalf of Pine and restricted cash collected by LCPI on the Underlying Assets on behalf of Pine, totaling approximately $261 million and $303 million, respectively. LCPI will pay up to the remaining balance of $241 million out of its unrestricted cash. The LBHI Notes purchase price will be paid for out of LCPI unrestricted cash. The Bankruptcy Court entered an order approving this transaction on April 11, 2011.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheet As of December 31, 2010

(Unaudited)

	DEBTOR ENTITIES (1)
$ in millions	Lehman Brothers Holdings Inc. 08-13555	Lehman Brothers Special Financing Inc. 08-13888	Lehman Brothers Commodity Services Inc. 08-13885	Lehman Brothers Commercial Corporation 08-13901	Lehman Brothers OTC Derivatives Inc. 08-13893	Lehman Brothers Financial Products Inc. 08-13902	Lehman Brothers Derivative Products Inc. 08-13899	Lehman Commercial Paper Inc. 08-13900	Luxembourg Residential Properties Loan Finance S.a.r.l. 09-10108	LB 745 LLC 08-13600	CES Aviation LLC 08-13905

Assets
Cash and investments	$945	$7,937	$1,601	$535	$233	$423	$390	$2,605	$7	$-	$0
Cash and investments pledged or restricted	3,607	657	43	5	-	-	0	1,751	-	-	-
Financial instruments and other inventory positions:
Real estate	1,969	0	-	-	-	-	-	3,023	281	-	-
Loans	1,261	2	-	-	-	-	-	3,261	-	-	-
Private equity/Principal investments	1,344	0	-	-	-	-	-	517	-	-	-
Derivatives and other contractual agreements	-	3,135	195	154	152	48	10	48	-	-	-

Total financial instruments and other inventory positions	4,574	3,137	195	154	152	48	10	6,850	281	-	-
Subrogated Receivables from Affiliates and third parties	9,395	-	-	-	-	-	-	-	-	-	-
Receivables and other assets	300	472	7	14	0	15	0	312	0	0	-
Investments in Affiliates:
Other Debtors	843	375	-	-	-	-	-	138	-	-	-
Debtor-Controlled Entities	(30,874)	474	(0)	-	-	-	-	404	-	-	-
Non-Controlled Affiliates	14,838	-	-	-	-	-	-	-	-	-	-

Total Investments in Affiliates	(15,193)	849	(0)	-	-	-	-	542	-	-	-
Due from Affiliates:
Other Debtors - post petition	1,037	-	-	-	-	-	-	1,576	-	305	23
Debtor-Controlled Entities - post petition	833	9	-	-	-	-	-	2,110	-	-	-
Other Debtors	44,266	951	1,086	524	-	0	2	2,966	0	33	-
Debtor-Controlled Entities	46,220	1,372	0	0	-	-	-	7,497	-	161	-
Non-Controlled Affiliates	53,895	5,639	2,157	1,503	1,299	0	-	688	-	2	-

Total due from Affiliates	146,251	7,971	3,243	2,026	1,299	0	2	14,837	0	500	23

Total assets	$149,879	$21,022	$5,089	$2,735	$1,684	$487	$402	$26,898	$289	$500	$24

Liabilities and stockholders’ equity
Accounts payable and other liabilities:
Payables	$381	$786	$-	$-	$-	$-	$-	$1,710	$-	$-	$-
Other Debtors	1,892	121	16	7	5	1	0	608	286	-	-
Debtor-Controlled Entities	493	-	-	-	-	-	-	227	-	-	-

Total accounts payable and liabilities	2,766	907	16	7	5	1	0	2,546	286	-	-

Liabilities (subject to compromise for Debtor entities only):
Derivatives and other contractual agreements	-	10,067	2,135	683	623	58	52	73	-	-	-
Borrowings & Accrued Interest	98,846	-	-	-	-	-	-	-	-	-	-
Taxes and Other Payables	2,079	154	1	16	-	0	-	729	-	-	-
Due to affiliates:
Other Debtors	3,866	19,636	2,520	1,485	452	204	113	21,589	-	48	22
Debtor-Controlled Entities	24,095	90	0	76	-	0	-	7,991	593	-	0
Non-Controlled Affiliates	45,473	2,101	42	268	405	1	11	1,564	-	0	0

Total due to affiliates	73,434	21,826	2,562	1,830	857	205	123	31,144	593	48	23

Total liabilities (subject to compromise for Debtor entities only)	174,359	32,047	4,698	2,528	1,481	263	175	31,946	593	48	23

Total liabilities	177,125	32,954	4,715	2,535	1,486	264	175	34,491	879	48	23

Stockholders’ equity
Preferred stock	8,993	-	-	-	-	-	-	-	-	-	-
Common stock and additional paid-in capital	9,317	350	31	11	100	250	175	2,031	0	-	7
Retained earnings and other stockholders’ equity	(45,555)	(12,282)	344	188	98	(27)	51	(9,625)	(590)	452	(6)

Total common stockholders’ equity	(36,239)	(11,932)	375	200	198	223	226	(7,594)	(590)	452	1

Total stockholders’ equity	(27,246)	(11,932)	375	200	198	223	226	(7,594)	(590)	452	1

Total liabilities and stockholders’ equity	$149,879	$21,022	$5,089	$2,735	$1,684	$487	$402	$26,898	$289	$500	$24

See accompanying Notes to Balance Sheet

Note: All values that are exactly zero are shown as “__”. Values between zero and $500,000 appear as “0”.

  (1)  Balances for Debtors do not reflect the impact of intercompany eliminations and investments in subsidiaries.

  (2)  Although Merit is a Debtor, a separate Balance Sheet is still under review and has not been prepared. Merit, therefore, is accounted for herein as a Debtor-Controlled Entity.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Debtor-Controlled Entities

Balance Sheet As of December 31, 2010

(Unaudited)

	DEBTOR ENTITIES (cont’d)
$ in millions	CES Aviation V 08-13906	CES Aviation IX 08-13907	Structured Asset Securities Corporation 09-10558	East Dover Ltd 08-13908	Lehman Scottish Finance LP 08-13904	LB Rose Ranch LLC 09-10560	LB 2080 Kalakaua Owners LLC 09-12516	BNC Mortgage LLC 09-10137	LB Somerset LLC 09-17503	LB Preferred Somerset LLC 09-17505	PAMI Statler Arms LLC 08-13664	Total Debtor Entities	Total LBHI Controlled Entities (1) (2) (3)
Assets
Cash and investments	$0	$0	$-	$0	$-	$2	$-	$0	$-	$-	$-	$14,680	$18,241
Cash and investments pledged or restricted	-	-	-	-	2	-	-	-	-	-	-	6,066	6,135
Financial instruments and other inventory positions:
Real estate	-	-	-	-	-	5	-	-	-	-	11	5,289	7,901
Loans	-	-	-	-	-	-	-	-	-	-	-	4,523	4,649
Private equity/Principal investments	-	-	-	-	-	-	-	-	-	-	-	1,861	7,697
Derivatives and other contractual agreements	-	-	-	-	-	-	-	-	-	-	-	3,743	4,251

Total financial instruments and other inventory positions	-	-	-	-	-	5	-	-	-	-	11	15,417	24,498
Subrogated Receivables from Affiliates and third parties	-	-	-	-	-	-	-	-	-	-	-	9,395	9,395
Receivables and other assets	-	-	1	-	-	2	-	(8)	-	-	-	1,115	1,489
Investments in Affiliates:
Other Debtors	-	-	-	-	-	-	-	-	-	-	-	1,356	(18,316)
Debtor-Controlled Entities	-	-	-	0	(21)	-	-	-	-	-	-	(30,017)	(28,300)
Non-Controlled Affiliates	-	-	-	-	-	-	-	-	-	-	-	14,838	22,745

Total Investments in Affiliates	-	-	-	0	(21)	-	-	-	-	-	-	(13,823)	(23,871)
Due from Affiliates:
Other Debtors - post petition	3	6	-	-	-	2	0	-	-	-	-	2,953	3,674
Debtor-Controlled Entities - post petition	-	-	-	-	-	-	-	-	-	-	-	2,952	2,952
Other Debtors	-	0	613	100	-	-	-	-	-	-	-	50,542	71,395
Debtor-Controlled Entities	0	-	0	-	58	-	-	17	-	-	-	55,325	55,326
Non-Controlled Affiliates	-	-	8	9	-	-	-	-	-	-	-	65,199	81,473

Total due from Affiliates	3	6	621	110	58	2	0	17	-	-	-	176,970	214,820

Total assets	$4	$6	$621	$110	$39	$10	$0	$9	$-	$-	$11	$209,819	$250,707

Liabilities and stockholders’ equity
Accounts payable and other liabilities:
Payables	$-	$-	$-	$0	$-	$-	$-	$-	$-	$-	$-	$2,878	$2,923
Other Debtors	-	-	0	0	0	5	-	0	0	0	11	2,953	5,904
Debtor-Controlled Entities	-	-	-	-	-	-	0	-	0	0	-	721	721

Total accounts payable and liabilities	-	-	0	0	0	5	0	0	0	0	11	6,551	9,547
Liabilities (subject to compromise for Debtor entities only):
Derivatives and other contractual agreements	-	-	-	-	-	-	-	-	-	-	-	13,691	13,691
Borrowings & Accrued Interest	-	-	-	-	-	-	-	-	-	-	-	98,846	98,846
Taxes and Other Payables	-	-	1	-	-	0	2	5	-	3	-	2,989	4,216
Due to affiliates:
Other Debtors	8	9	588	4	-	-	-	1	-	-	0	50,545	97,788
Debtor-Controlled Entities	-	0	0	-	-	-	31	-	7	10	-	32,894	32,912
Non-Controlled Affiliates	0	0	0	-	-	-	-	1	-	-	-	49,866	53,828

Total due to affiliates	8	9	588	4	-	-	31	2	7	10	0	133,305	184,528

Total liabilities (subject to compromise for Debtor entities only)	8	9	590	4	-	0	33	7	7	12	0	248,831	301,281

Total liabilities	8	9	590	4	0	5	33	7	8	12	11	255,382	310,828
Stockholders’ equity
Preferred stock	-	-	-	-	-	-	-	-	-	-	-	8,993	11,035
Common stock and additional paid-in capital	-	-	20	76	50	47	(17)	67	-	-	-	12,515	25,584
Retained earnings and other stockholders’ equity	(4)	(3)	12	30	(11)	(41)	(15)	(65)	(8)	(12)	(0)	(67,069)	(96,740)

Total common stockholders’ equity	(4)	(3)	32	106	39	5	(33)	2	(8)	(12)	(0)	(54,555)	(71,156)

Total stockholders’ equity	(4)	(3)	32	106	39	5	(33)	2	(8)	(12)	(0)	(45,562)	(60,121)

Total liabilities and stockholders’ equity	$4	$6	$621	$110	$39	$10	$0	$9	$-	$-	$11	$209,819	$250,707

See accompanying Notes to Balance Sheet

Note: All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	Balances for Debtors do not reflect the impact of intercompany eliminations and investments in subsidiaries.
(2)	Although Merit is a Debtor, a separate Balance Sheet is still under review and has not been prepared. Merit, therefore, is accounted for herein as a Debtor-Controlled Entity.
(3)	Only balances between Debtor-Controlled Entities reflect the impact of intercompany eliminations and investments in subsidiaries.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Financial Instruments Summary and Activity (1)

July 1, 2010 - December 31, 2010

(Unaudited)

	As of December 31, 2010					(Activity 7/01/10 - 12/31/10)

$ in millions	Encumbered (2)	Unencumbered	Total	As Reported June 30, 2010 Total	Change	Transfers and Reclassifications (3)	Fair Value / Recovery Value Change (5)	Cash (4)
								(Receipts)	Disbursements
Real Estate
Debtors:
Lehman Brothers Holdings Inc.	$483	$1,486	$1,969	$1,740	$228	$(54)	$367	$(153)	$69
Lehman Commercial Paper Inc.	10	3,014	3,023	2,432	592	-	817	(289)	64
PAMI Statler Arms LLC	11	-	11	13	(2)	-	(2)	0	0
Lux Residential Properties Loan Finance S.a.r.l	-	281	281	116	165	-	165	-	-
LB Rose Ranch LLC	5	-	5	4	0	-	0	0	-

Subtotal Debtors	509	4,781	5,289	4,305	984	(54)	1,347	(442)	133
Debtor-Controlled	1,805	805	2,611	2,029	582	31	551	(379)	378

Total Real Estate	2,314	5,586	7,900	6,334	1,566	(23)	1,898	(820)	511

Loans
Debtors:
Lehman Brothers Holdings Inc.	23	1,238	1,261	1,436	(175)	(74)	(6)	(95)	-
Lehman Brothers Special Financing Inc.	-	2	2	2	(0)	-	0	-	-
Lehman Brothers Commodity Services Inc.	-	-	-	0	(0)	-	0	(1)	-
Lehman Commercial Paper Inc.	67	3,195	3,262	3,547	(285)	77	258	(661)	41

Subtotal Debtors	90	4,435	4,525	4,985	(460)	3	253	(756)	41
Debtor-Controlled	-	125	125	154	(29)	-	10	(40)	-

Total Loans	90	4,560	4,650	5,139	(490)	3	263	(797)	41

Private Equity / Principal Investments
Debtors:
Lehman Brothers Holdings Inc.	6	1,338	1,344	1,368	(24)	(7)	46	(68)	5
Lehman Commercial Paper Inc.	-	517	517	932	(414)	17	24	(458)	2

Subtotal Debtors	6	1,856	1,861	2,300	(438)	10	70	(525)	7
Debtor-Controlled	283	5,551	5,834	5,913	(79)	26	339	(524)	81

Total Private Equity / Principal Investments	289	7,407	7,695	8,213	(517)	36	409	(1,049)	87

Derivative Receivables and Related Assets (6)
Debtors:
Lehman Brothers Special Financing Inc.	105	3,030	3,135	4,317	(1,182)	-	-	(1,182)	-
Lehman Brothers Commodity Services Inc.	-	195	195	318	(123)	-	-	(123)	-
Lehman Brothers OTC Derivatives Inc.	-	152	152	152	(1)	-	-	(1)	-
Lehman Brothers Commercial Corp.	-	154	154	202	(48)	-	-	(48)	-
Lehman Commercial Paper Inc.	-	48	48	99	(51)	-	-	(51)	-
Other Debtors	-	58	58	66	(8)	-	-	(8)	-

Subtotal Debtors	105	3,638	3,743	5,155	(1,412)	-	-	(1,412)	-
Debtor-Controlled	-	508	508	529	(22)	-	-	(21)	-

Total Derivative Receivables and Related Assets	105	4,145	4,250	5,684	(1,434)	-	-	(1,433)	-

Totals	$2,797	$21,698	$24,494	$25,370	$(876)	$16	$2,570	$(4,099)	$639

Notes

All values that are exactly zero are shown as “—”. Values between zero and $500,000 appear as “0”.

(1)	This schedule reflects inventory activity between the June 30, 2010 and December 31, 2010 Balance Sheets. This schedule excludes any assets that have been, for presentation purposes, netted against any financings. Refer to the accompanying Notes to the Balance Sheets for further discussion.
(2)	Refer to the accompanying Notes to the Balance Sheets.
(3)	Primarily includes: (i) the transfer of certain real estate assets from Debtors to Debtor-Controlled Entities of $31mm and from Debtors to Aurora Bank as part of the MFA Settlement of $23mm, (ii) payment-in-kind interest received on Private Equity/ Principal Investments of $33mm, and (iii) transfer between Debtors in Loans related to assets encumbered for third party obligations.
(4)	Amounts may differ from previously filed Schedule of Cash Receipts and Disbursements due to inclusion in that report of Agency-related receipts and disbursements and certain non-inventory items such as operating expenses, interest income and dividend distributions.
(5)	Amounts reflected in the “Fair Value / Recovery Value Change” column include the changes in valuation on assets encumbered to another legal entity which has the economic interest.
(6)	The Derivative Receivables and Related Assets activity only reflects movements in cash as the December 31, 2010 recovery 18 values were utilized in the June 30, 2010 Balance Sheets.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Real Estate Owned and Unencumbered - by Product Type(1)

As of December 31, 2010

(Unaudited)

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	Lehman ALI Inc. (6)	Property Asset Management Inc. (6)	Other Debtor- Controlled Entities	Total LBHI Controlled Entities
Residential Real Estate
United States
Whole Loans:
Alt-A / Prime(2)
First Lien	$20	$-	$-	$20	$-	$-	$-	$20
Second Lien	0	-		0	-	-		0

Subtotal	20	-	-	20	-	-	-	20
Subprime(2)
First Lien	16	-	-	16	-	-	-	16
Second Lien	0	-	-	0	-	-	-	0

Subtotal	16	-	-	16	-	-	-	16
Other
Warehouse lines:
Residential	-	34	-	34	-	-	-	34
Auto		-	-	-	-	-	-	-
Securities	-	2	-	2	-	-	-	2
Real Estate Owned	6	-	-	6	-	-	5	11
Small Balance Commercial	-	-	-	-	-	-	10	10
Mortgage-Backed Securities(3)	-	-	-	-	-	-	63	63
Other(4)	58	-	-	58	-	-	-	58

Subtotal	65	36	-	101	-	-	78	179
Europe
Whole loans:
Other	-	-	-	-	-	-	12	12

Total Residential Real Estate	$101	$36	$-	$137	$-	$-	$90	$227

Commercial Real Estate
North America
Whole loans
Senior	$566	$173	$-	740	$21	$9	$3	772
B-notes/Mezzanine	215	221	-	436	25	12	0	473
Corporate Loans	-	171	-	171	-	-	-	171
Seller Financed Loans	-	744	-	744	-	-	-	744
Equity	20	187	281	489	-	36	121	645
Real Estate Owned	63	-	-	63	1	117	9	191
Other	22	16	-	38	-	-	8	46

Subtotal	887	1,511	281	2,679	47	174	141	3,041
Europe
Whole loans
Senior	-	139	-	139	-	-	4	143
B-notes/Mezzanine	-	446	-	446	-	-	-	446
Corporate Loans	-	-	-	-	-	-	-	-
Equity	10	41	-	51	-	91	143	286

Subtotal	10	626	-	636	-	91	148	875
Asia
Whole loans
Senior	-	-	-	-	-	-	49	49
B-notes/Mezzanine	-	-	-	-	-	-	-	-
NPLs(5)	-	-	-	-	-	-	10	10
Equity	-	-	-	-	-	-	50	50
Other	-	-	-	-	-	-	4	4

Subtotal	-	-	-	-	-	-	114	114
Securitization Instruments(7)	488	840		1,329				1,329

Total Commercial Real Estate	$1,385	$2,977	$281	$4,644	$47	$265	$402	$5,359

Total Real Estate	$1,486	$3,014	$281	$4,781	$47	$265	$493	$5,586

Notes:

(1)	This schedule reflects unencumbered assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	Prime / Subprime designations based on loan characteristics at origination.
(3)	Rated non-investment grade.
(4)	Represents the estimated present value of servicing rights cash flows, valued at approximately $14 million, and other recoveries of approximately $44 million.
(5)	NPLs are loans purchased as non-performing loans.
(6)	Major Debtor-Controlled entities holding real estate assets have been presented to provide additional disclosure. Lehman Ali Inc. and Property Asset Management Inc. are presented on a consolidated basis for their direct and indirect subsidiaries, excluding any Debtor entities that consolidate into Lehman Ali Inc.
(7)	These financial instruments were recorded on previously reported Balance Sheets as pledged to JPMorgan but were subsequently released in accordance with the terms of the Collateral Disposition Agreement (effective date of March 31, 2010). Refer to the Notes to the Balance Sheets for further discussion.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Commercial Real Estate Owned and Unencumbered - By Property Type And Region(1)

As of December 31, 2010

(Unaudited)

$ in millions	North America	Europe	Asia	Total
Commercial Real Estate
Senior Whole Loans
Office	$64	$121	$-	$185
Hotel	152	-	-	152
Multi-family	125	-	-	125
Retail	-	11	11	21
Condominium	196	11	-	207
Land	235	-	-	235
Other	-	-	39	39

Total Senior Whole Loans by Type	772	143	49	965

B-Note/Mezz Whole Loans
Office	360	361	-	721
Hotel	12	30	-	42
Multi-family	32	54	-	86
Mixed-use	-	-	-	-
Industrial	5	-	-	5
Retail	-	-	-	-
Condominium	43	-	-	43
Land	21	-	-	21

Total B-Notes/Mezz Whole Loans by Type	473	446	-	919

Corporate Loans
Office	27	-	-	27
Multi-family	80	-	-	80
Self Storage	-	-	-	-
Other	64	-	-	64

Total Corporate Loans by Type	171	-	-	171

Seller Financed Loans
Office	312	-	-	312
Hotel	247	-	-	247
Multi-family	163	-	-	163
Other	21	-	-	21

Total Seller Financed Loans by Type	744	-	-	744

NPLs(2)
Residential	-	-	-	-
Other	-	-	10	10

Total NPLs by Type	-	-	10	10

Equity
Office	6	102	17	125
Industrial	13	2	-	15
Hotel	-	71	10	81
Multi-family	570	11	6	586
Retail	4	-	1	5
Mixed-use	-	83	-	83
Condominium	12	-	-	12
Land	23	-	11	35
Other	18	18	4	39

Total Equity by Type	645	286	50	981

Real Estate Owned
Office	11	-	-	11
Industrial	-	-	-	-
Hotel	-	-	-	-
Multi-family	46	-	-	46
Condominium	116	-	-	116
Land	18	-	-	18
Other	1	-	-	1

Total Real Estate Owned by Type	191	-	-	191

Other	46	-	4	50

Securitization Instruments(3)	1,329	-	-	1,329

Total Commercial Real Estate	$4,370	$875	$114	$5,359

Notes;

(1)	This schedule reflects unencumbered assets that are included on the Balance Sheets. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	NPLs are loans purchased as non-performing loans.
(3)	These financial instruments were recorded on previously reported Balance Sheets as pledged to JPMorgan but were subsequently released in accordance with the terms of the Collateral Disposition Agreement (effective date of March 31, 2010). These Instruments represent interests in trusts that are domiciled in North America, though certain of the underlying collateral may have been originated in foreign jurisdictions. Refer to the Notes to the Balance Sheets for further discussion.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Private Equity / Principal Investments Owned and Unencumbered by Legal Entity and Product Type(1)

As of December 31, 2010

(Unaudited)

$ in millions	Private Equity Platform	Direct Investments(3)	GP/LP Investments(4)	Asia Investments	Seed Capital	Securitization Instruments(5)	Totals
By Legal Entity
Debtors:
Lehman Brothers Holdings Inc.	$20	$720	$399	$-	$13	$186	$1,338
Lehman Commercial Paper Inc.	-	225	-	-	-	293	517

Total Debtors	20	944	399	-	13	479	1,856
Debtor-Controlled:
LB I Group Inc. (2)	440	1,328	797	2	133	-	2,700
Other Debtor-Controlled	379	813	1,418	235	7	-	2,851

Total Debtor-Controlled	819	2,141	2,215	238	139	-	5,551
Total	$839	$3,085	$2,614	$238	$153	$479	$7,407

By Product Type
Private Equity / Leveraged Buy Outs (“LBOs”)	$233	$2,320	$533	$234	$-	$-	$3,320
Venture Capital	106	54	16	-	-	-	176
Fixed Income	113	608	181	-	-	-	902
Real Estate Funds	289	-	1	-	-	-	290
Hedge Funds	-	-	1,881	-	100	-	1,981
Securitization Instruments(5)	-	-	-	-	-	479	479
Other(6)	98	103	3	4	53	-	260

Total	$839	$3,085	$2,614	$238	$153	$479	$7,407

Notes:

(1)	This schedule reflects unencumbered assets that are included on the Balance Sheets. Private Equity / Principal Investments are reported at values as of December 31, 2010. Refer to the accompanying Notes to the Balance Sheets for further discussion on valuation and additional disclosures.
(2)	LB I Group Inc. (read LB “one” Group Inc.), is a major Debtor-Controlled entity holding Private Equity / Principal Investment assets that has been presented to provide additional disclosure. LB I Group Inc. is presented on a consolidated basis including its respective subsidiaries.
(3)	Direct Investments (Private Equity / LBOs) includes $1,017 million recorded for preferred and common equity interests in Neuberger Berman as of December 31, 2010, reflecting amounts initially calculated prior to closing of the acquisition.
(4)	Represents Limited Partner (“LP”) interests in investment funds and General Partner (“GP”) ownership interests in Fund Sponsors.
(5)	These financial instruments were recorded on previously reported Balance Sheets as pledged to JPMorgan but were subsequently released in accordance with the terms of the Collateral Disposition Agreement (effective date of March 31, 2010). Refer to the Notes to the Balance Sheets for further discussion.
(6)	“Other” includes foreign and domestic publicly traded equities, and other principal or private equity investments.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors

Derivatives Assets and Liabilities(1)

As of December 31, 2010

(Unaudited)

$ in millions	Lehman Brothers Special Financing Inc.	Lehman Brothers Commodity Services Inc.	Lehman Brothers OTC Derivatives Inc.	Lehman Brothers Commercial Corporation	Lehman Commercial Paper Inc.	Lehman Brothers Financial Products Inc.	Lehman Brothers Derivative Products Inc.	Total Debtors

Assets - Receivables, Net
Open ($)	$1,018	$-	$114	$-	$-	$38	$-	$1,170
Termed / Matured ($)	1,877	161	37	66	48	11	10	2,210

Total	2,895	161	152	66	48	48	10	3,380
Other Derivative Related Assets(2)	240	34	-	89	-	-	-	363

Total Derivatives and Related Assets	$3,135	$195	$152	$154	$48	$48	$10	$3,743
# of Contracts (3)
Open (# of contracts)	360	-	7	-	-	5	-	372
Termed / Matured (# of contracts)	1,023	143	27	239	19	41	15	1,507

Total	1,383	143	34	239	19	46	15	1,879

Liabilities - Payables
Open ($)	$(583)	$(0)	$(58)	$(21)	$-	$(1)	$(1)	$(664)
Termed / Matured ($)	(9,484)	(2,135)	(565)	(661)	(73)	(58)	(51)	(13,027)

Total	$(10,067)	$(2,135)	$(623)	$(683)	$(73)	$(58)	$(52)	$(13,691)
# of Contracts (3)
Open (# of contracts)	172	1	16	3	-	3	2	197
Termed / Matured (# of contracts)	1,905	218	129	179	2	9	90	2,532

Total	2,077	219	145	182	2	12	92	2,729

Notes:

(1)	Refer to the accompanying Notes to the Balance Sheets for further discussion regarding derivative amounts recorded.
(2)	Amounts primarily include shares of hedge funds, physical commodity positions, notes and equity positions in various corporations.
(3)	Number of contracts may differ from prior periods due to improved counterparty visibility and counterparty resolutions.

LEHMAN BROTHERS HOLDINGS INC. and Other Debtors and Other Controlled Entities

Unfunded Lending and Private Equity / Principal Investments Commitments

As of February 28, 2011

(Unaudited)

	Debtor Entities

$ in millions	Lehman Brothers Holdings Inc.	Lehman Commercial Paper Inc.	Other Debtor Entities	Total Debtor Entities	Debtor- Controlled Entities	Total LBHI Controlled Entities
Real Estate
Commercial	$17	$61	$-	$79	$12	$91

Loans (1)	195	2,232	1	2,428	-	2,428

Private Equity / Principal Investments
Private Equity Platform	15	-	-	15	317	332
Direct Investments	-	39	-	39	7	46
GP / LP Investments(2)	12	-	-	12	449	461

Total	28	39	-	67	773	839

Total	$240	$2,332	$1	$2,573	$785	$3,358

Notes:

(1)	Loan commitments include $149 million that have been participated to certain securitization structures.
(2)	Represents unfunded commitments related to interests held in General Partnership (“GP”) and Limited Partnership (“LP”) investments.